Continental Building Products Reports First Quarter 2016 Results

- Earnings Per Share Increased to $0.30 Versus $0.05 for Prior Year Quarter -
- Net Income Grew by $10.5 million to $12.5 million -
- Adjusted EBITDA1 Grew 37% to $34.5 million -
- Cash Flow from Operations Increased 66% to $16.8 million -
- Repurchased approximately 1.1 million Shares of Common Stock -

Herndon, Virginia, May 9, 2016. Continental Building Products, Inc. (NYSE: CBPX) (the Company), a leading manufacturer of wallboard and gypsum-based products, announced today results for the first quarter ended March 31, 2016.
Highlights of First Quarter 2016 as Compared to First Quarter 2015

•	Net sales of $111.5 million, up 21%

•	Gross margin of 28.3%, expanded 610 basis points

•	Adjusted EBITDA margin[1] of 31.0%, an increase of 370 basis points

•	Deployed $17.0 million to repurchase common stock and $10.0 million to reduce debt

“During the first quarter we expanded adjusted EBITDA margins and produced another strong quarter of cash flows,” stated Jay Bachmann, Continental’s Chief Executive Officer. “Our wallboard volumes in the first quarter increased substantially from prior year due to strong underlying demand, favorable weather speeding up completion of projects, and pre-buy activity in advance of the April 1 price increase. We converted the higher demand into strong cash flows from operations and deployed the cash for our stock repurchase program and to strengthen our balance sheet.”
Mr. Bachmann continued, “For the quarter, our high cash flow from operations allowed us to repurchase $17.0 million of common stock and reduce our debt by $10.0 million. As we move forward, we believe our strong balance sheet and highly efficient, low cost operations provide us with the ability to optimize our earnings while taking advantage of opportunities that enhance value for stockholders.”
First Quarter 2016 Results vs. First Quarter 2015
Wallboard volumes increased to 617 million square feet (MMSF), compared to 469 MMSF in the prior year quarter, helped by stronger demand, favorable weather and pre-buy activity in advance of our April 1 price increase. Net sales were up $19.3 million to $111.5 million on higher volumes, compared to $92.2 million in the prior year quarter, partially offset by lower average mill net price2 of $144.62 per thousand square feet (MSF), compared to $157.46 per MSF in the prior year quarter.
Gross profit was $31.5 million, compared to $20.5 million in the prior year quarter. The gross margin of 28.3% was up from 22.2% in the prior year quarter, primarily as a result of improved raw material prices, operating leverage on higher volumes and cost savings initiatives throughout our plant network.

1 See the financial schedules at the end of this press release for a reconciliation of adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, to relevant GAAP financial measures.
2 Mill net price represents average selling price per thousand square feet (MSF), net of freight and delivery costs.

SG&A expense was $9.0 million compared to $8.4 million in the prior year quarter, improving as a percentage of net sales to 8.0% compared to 9.1% in the prior year quarter.
Operating income was $22.6 million, compared to $7.9 million in the prior year quarter.
Interest expense was $3.7 million, compared to $4.2 million in the prior year quarter, reflecting a reduction in long-term debt.
Adjusted EBITDA1 of $34.5 million increased compared to of $25.2 million. Adjusted EBITDA1 as a percentage of net sales improved to 31.0% compared to 27.3% in the prior year quarter.
Net income for the first quarter 2016 grew to $12.5 million, or $0.30 per share, compared to $2.0 million, or $0.05 per share, in the first quarter 2015.
Balance Sheet and Cash Flow
At the end of the quarter on March 31, 2016, the Company had cash of $4.8 million and total outstanding borrowing under the credit agreement of $287.0 million. During the first quarter, the Company generated cash flows from operations of $16.8 million and incurred $0.3 million of capital expenditures and software development costs.
In the first quarter of 2016, the Company repurchased approximately 1.1 million shares of its common stock at an aggregate purchase price of $17.0 million as part of its $50.0 million share repurchase program. 900,000 of the 1.1 million shares were purchased for approximately $14.5 million from an affiliate of Lone Star, a former stockholder, in a private, non-underwritten transaction concurrent with a secondary public offering. In the first quarter of 2016, the Company also deployed cash for the voluntary repayment of $10.0 million of debt with the next principal payment on the Company’s debt not due until August 2020.
Investor Conference Webcast and Conference Call:
The Company will host a webcast and conference call on Monday, May 9, 2016 at 5:00 p.m. Eastern time to review first quarter 2016 financial results and discuss recent events and conduct a question-and-answer period. The live webcast will be available on the Investor Relations section of the Company’s website at www.continental-bp.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through June 9, 2016, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13634638.

About Continental Building Products
Continental Building Products is a leading North American manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for fiscal year 2015 for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.
Contact Information:
Investor Relations:

Tel.: 703-480-3980
Investorrelations@continental-bp.com

Continental Building Products, Inc.
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	March 31, 2016	March 31, 2015
	(dollars in thousands, except share, per share, mill net and volumes)
Net Sales	$111,485	$92,176
Costs, expenses and other income:
Cost of goods sold	79,955	71,675
Selling and administrative	8,960	8,428
Long Term Incentive Plan funded by Lone Star	—	4,171
Total costs and operating expenses	88,915	84,274
Operating income	22,570	7,902
Other income/(expense), net	154	(448)
Interest expense, net	(3,698)	(4,221)
Income before (losses)/earnings from equity method investment and provision for income taxes	19,026	3,233
(Losses)/earnings from equity method investment	(195)	59
Income before income tax	18,831	3,292
Income tax expense	(6,330)	(1,272)
Net income	$12,501	$2,020

Net income per share:
Basic	$0.30	$0.05
Diluted	$0.30	$0.05
Weighted average shares outstanding:
Basic	41,524,294	44,076,513
Diluted	41,539,767	44,092,900
Other financial and operating data:
EBITDA (1)	$34,516	$21,031
Adjusted EBITDA (1)	$34,516	$25,202
Capital expenditures and software purchased or developed	$267	$1,017
Wallboard sales volume (million square feet)	617	469
Mill net sales price (2)	$144.62	$157.46

(1)
EBITDA and Adjusted EBITDA are non-GAAP measures. See “—Reconciliation of Non-GAAP Measures” below for how we define and calculate EBITDA and Adjusted EBITDA as non-GAAP measures, reconciliations thereof to net income, the most directly comparable GAAP measure, and a description of why we believe these measures are important.

(2)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

Continental Building Products, Inc.
Consolidated Balance Sheets

	March 31, 2016	December 31, 2015
	(unaudited)
	(in thousands)
Assets:
Cash	$4,822	$14,729
Receivables, net	43,395	35,812
Inventories	25,311	27,080
Prepaid and other current assets	5,507	6,448
Total current assets	79,035	84,069
Property, plant and equipment, net	319,126	326,407
Customer relationships and other intangibles, net	91,836	94,835
Goodwill	119,945	119,945
Equity method investment	9,022	9,262
Debt issuance costs	382	450
Total Assets	$619,346	$634,968
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable	$20,999	$22,788
Accrued and other liabilities	11,372	12,334
Total current liabilities	32,371	35,122
Deferred taxes and other long-term liabilities	12,395	12,537
Notes payable, non-current portion	277,048	286,543
Total liabilities	321,814	334,202
Equity:
Undesignated preferred stock, par value $0.001 per share; 10,000,000 shares authorized, no shares issued and outstanding at March 31, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value per share; 190,000,000 shares authorized; 44,177,596 and 44,145,080 shares issued at March 31, 2016 and December 31, 2015, respectively; 40,731,388 and 41,750,031 shares outstanding at March 31, 2016 and December 31, 2015, respectively	44	44
Additional paid-in capital	320,176	319,817
Less: Treasury stock	(65,505)	(48,479)
Accumulated other comprehensive loss	(4,409)	(5,341)
Accumulated earnings	47,226	34,725
Total equity	297,532	300,766
Total liabilities and equity	$619,346	$634,968

Continental Building Products, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended
	March 31, 2016	March 31, 2015
	(in thousands)
Cash flows from operating activities:
Net income	$12,501	$2,020
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,946	13,129
Bad debt expense/(recovery)	53	(175)
Amortization of debt issuance costs and debt discount	572	547
Loss on disposal of property, plant and equipment	7	42
Losses/(earnings) from equity method investment	195	(59)
Share based compensation	346	146
Deferred taxes	92	366
Change in assets and liabilities:
Receivables	(7,602)	2,171
Inventories	1,941	(3,540)
Prepaid expenses and other current assets	705	962
Accounts payable	(2,750)	(1,963)
Accrued and other current liabilities	(984)	(3,479)
Other long term liabilities	(181)	(45)
Net cash provided by operating activities	16,841	10,122
Cash flows from investing activities:
Capital expenditures	(101)	(721)
Software purchased or developed	(166)	(296)
Capital contributions to equity method investment	(97)	—
Distributions from equity method investment	142	214
Net cash used in investing activities	(222)	(803)
Cash flows from financing activities:
Capital contribution from Lone Star Funds	—	4,171
Proceeds from exercise of stock options	13	—
Principal payments for First Lien Credit Agreement	(10,000)	(10,000)
Payments to repurchase common stock	(17,026)	—
Net cash used in financing activities	(27,013)	(5,829)
Effect of foreign exchange rates on cash and cash equivalents	487	(612)
Net change in cash and cash equivalents	(9,907)	2,878
Cash, beginning of period	14,729	15,627
Cash, end of period	$4,822	$18,505

Reconciliation of Non-GAAP Measures
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP). This release presents EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share, as supplemental performance measures because management believes that they facilitate a comparative assessment of the Company’s operating performance relative to its performance based on results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance. Management also believes that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are useful to investors because they allow investors to view the business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share in the same manner. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are not measurements of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to net income or earnings per share determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.
The following is a reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin:

	For the Three Months Ended
	March 31, 2016	March 31, 2015
	(in thousands)
Net Income	$12,501	$2,020
Adjustments:
Other (income)/expense, net	(154)	448
Interest expense, net	3,698	4,221
Losses/(earnings) from equity method investment	195	(59)
Income tax expense	6,330	1,272
Depreciation and amortization	11,946	13,129
EBITDA—Non-GAAP Measure	34,516	21,031
Long Term Incentive Plan Funded by Lone Star (a)	—	4,171
Adjusted EBITDA—Non-GAAP Measure	$34,516	$25,202
Adjusted EBITDA Margin - Adjusted EBITDA as a percentage of net sales - Non-GAAP Measure	31.0%	27.3%

(a)	Represents expense recognized pursuant to the Long Term Incentive Plan sponsored by an affiliate of Lone Star (the "LTIP"). The amounts were funded by the affiliate of Lone Star.

The following is a reconciliation of net income to Adjusted Net Income and earnings per share to Adjusted Earnings per Share:

	For the Three Months Ended
	March 31, 2016	March 31, 2015
	(dollars in thousands, except per share amounts)
Net income - GAAP Measure	$12,501	$2,020
Long Term Incentive Plan funded by Lone Star, after tax	—	2,717
Adjustment net income - non-GAAP measure	$12,501	$4,737

Earnings per share - GAAP measure	$0.30	$0.05
Long Term Incentive Plan funded by Lone Star, after tax	—	0.06
Adjusted earnings per share - non-GAAP measure	$0.30	$0.11

(a)	Represents expense recognized pursuant to the LTIP. All amounts were funded by an affiliate of Lone Star.

Interim Volumes and Mill Net Prices (Unaudited)

	For the Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016
Volumes (million square feet)	469	567	567	596	617
Mill net Price per MSF - Total	$157.46	$156.85	$153.05	$148.37	$144.62
Mill net Price per MSF - U.S. only	$162.70	$161.41	$157.05	$151.74	$147.54